Exhibit 10.4

June 3, 2019
Dear Hi-Crush LTIP Plan Participant:
Re:    Phantom Unit Exchange

As you are aware, Hi-Crush Partners LP (the "Partnership") and Hi-Crush GP LLC (the "General Partner") entered into a plan of conversion, pursuant to which the Partnership was converted into Hi-Crush Inc. (the "Corporation," and such transaction, the "Conversion") on May 31, 2019. Shares of the Corporation’s common stock ("Common Stock") are listed on the New York Stock Exchange ("NYSE") under the symbol "HCR."

You were previously granted phantom units (your "Phantom Unit Award(s)") pursuant to the Hi-Crush Partners, LP First Amended and Restated Long-Term Incentive Plan (the "HCLP LTIP"). In connection with the Conversion and pursuant to Sections 4(c) and 7(c) of the HCLP LTIP, all of your Phantom Unit Award(s) that remained outstanding upon the Conversion were converted into awards granted under the Hi-Crush Inc. Long Term Incentive Plan (the "New LTIP" and such award(s), the "Converted Award(s)"), which, to the extent vested, will be settled in shares of Common Stock. The Converted Award(s) remain subject to the same terms and conditions originally set forth in your Phantom Unit Award Agreements(s) (collectively, the "Outstanding Award Documentation"), including the vesting schedule, except for the changes described below, which are intended to reflect the Conversion. Accordingly, this letter serves to document the amendments described below that were deemed to have been made to your outstanding Phantom Unit Award(s) and the Outstanding Award Documentation, effective of the completion of the Conversion. There is no new award agreement, and you will not be asked to execute any additional documents. In addition to this letter, you will be provided a copy of the New LTIP and certain information regarding the New LTIP and the shares of Common Stock reserved for issuance pursuant to the New LTIP. Please keep this letter in your files as documentation of the amendments described below.

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All references to "Units" in the Outstanding Award Documentation are now deemed to refer to "Stock" (as defined in the New LTIP), such that each vested Phantom Unit shall represent the right to receive one share of Stock rather than one common unit in the Partnership.

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All references to the Partnership and the General Partner in the Outstanding Award Documentation are hereby deemed to refer to the Corporation, and references to the board of directors of the General Partner in the Outstanding Award Documentation are hereby deemed to refer to the board of directors of the Corporation. References to the "Partnership Entities" in the Outstanding Award Documentation are hereby deemed to refer to the Corporation and the "Affiliates" (as defined in the New LTIP).

•	All references to "Change of Control" in the Outstanding Award Documentation are hereby deemed to refer to "Change in Control" (as defined in the New LTIP).

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All references to the HCLP LTIP in each Award Agreement are hereby deemed to refer to the New LTIP. The Converted Award(s) are governed by the terms and conditions of the New LTIP and the Outstanding Award Documentation as modified above. For the avoidance of doubt, nothing herein modifies the conditions of any service- or performance-based vesting requirements set forth in the Outstanding Award Documentation.

The amendments to your Phantom Unit Award(s) described herein do not have any federal income tax impact to you. This letter supersedes any other agreement, correspondence or communication previously received by you from the General Partner, the Partnership, the Corporation or any of their respective affiliates or subsidiaries with respect to your Phantom Unit Award(s) or the Converted Award(s).

If you have any questions regarding the foregoing, please contact me, Pam Butler, at (713) 980-6250 or pbutler@hicrush.com.

Sincerely,

Hi-Crush Inc.

Pamela H Butler
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Name: Pamela H Butler
Title:    Vice President, Human Resources